EXHIBIT 10.3(a)

ESCO ELECTRONICS CORPORATION

DIRECTORS’ EXTENDED COMPENSATION PLAN

I.    PURPOSE

The purpose of the ESCO Electronics Corporation Directors’ Extended Compensation Plan (the “Plan”) is to provide extended compensation for non-employee directors of ESCO Electronics Corporation (the “Company”) following their retirement from the Board of Directors (the “Board”) under the terms and condition set forth hereinafter. The Board of Directors has determined that the establishment of such a benefit will be useful in its efforts to retain and to attract highly qualified individuals to serve on the Board of the Company.

II.   ELIGIBILITY

A director, in order to be eligible for benefits under the Plan, must (a) retire as a non-employee director after at least five (5) years of service as a non-employee director of the Company, or (b) retire as a non-employee director pursuant to any provisions prohibiting re-election to the Board. Service as a non-employee director shall mean such service while the director is not an employee of the Company.

III.  BENEFITS

1.    The annual benefit under the Plan shall be a percentage of the annual cash retainer then being paid to directors at the time of the director’s retirement based upon the number of the director’s complete years of service at the time of retirement in accordance with the following table:

Complete Years of Service	Percentage of Annual Cash Retainer Payable
Less than 5	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10 or more	100%

2.    Notwithstanding paragraph 1, if retirement is pursuant to a provision prohibiting re-election to the Board and the director has less than five (5) complete years of service, the annual benefit shall be 50% of the annual cash retainer.

3.    The benefit shall be paid in quarterly installments commencing with the first quarter following the later of (a) retirement, or (b) the director’s 65th birthday, and shall continue for life.

4.    If a retired director dies leaving a surviving spouse, 50% of the annual benefit payable to the director shall continue to be paid to the surviving spouse for the life of such spouse.

IV.  MISCELLANEOUS

1.    The Human Resources and Ethics Committee of the Board shall have plenary authority to interpret and to apply the terms of the Plan and to take such additional action consistent with the purpose of the Plan as is, in its sole judgment, just and equitable. Such Committee shall have the right to amend or terminate the Plan at any time.

2.    Retirement as a director shall be governed by the bylaws of the Company, as in effect from time to time.

3.    Each director receiving benefits under the Plan, and in consideration therefor, shall be expected to be available upon reasonable request to consult with the Chairman and Chief Executive Officer and with the Board on a reasonable basis and to an extent not inconsistent with the director’s retirement.

4.    Eligibility under the terms of the Plan shall in no way affect other benefits from the Company to which a non-employee director may be entitled.

5.    The benefits contemplated hereunder shall not be funded by trust or otherwise, but shall be treated as a general expense of the Company. The right of any person to benefits hereunder shall be no greater than that of an unsecured general creditor of the Company. Benefits hereunder may not be assigned or alienated.

1

6.    The Plan shall take effect October 11, 1993 and shall apply, in accordance with its terms and conditions, to any retirement as a non-employee director of the Company taking place thereafter.

2